Contact:	Investors: Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Media: Aline Schimmel Scienta Communications (312) 238-8957 aschimmel@scientapr.com

PROGENICS PHARMACEUTICALS ANNOUNCES CHANGES IN

EXECUTIVE RESPONSIBILITIES

– Mark R. Baker named chief executive officer –

– Founder Paul J. Maddon, M.D., Ph.D. appointed vice chairman –

Tarrytown, NY, March 9, 2011 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that it has appointed Mark R. Baker chief executive officer. Prior to this promotion, Mr. Baker served as president. Paul J. Maddon, M.D., Ph.D. has been appointed to the newly created position of vice chairman of the board of directors and will continue as chief science officer. Both Mr. Baker and Dr. Maddon will continue as members of the board of directors.

“During his tenure with Progenics, Mark has been responsible for the Company’s licensing agreements for the lead product, RELISTOR®. Together with his performance as Progenics’ president since 2009, these accomplishments demonstrate Mark’s ability to lead the Company forward as we advance our business and clinical objectives,” said Peter J. Crowley, chairman of Progenics’ board of directors. “Progenics was founded to pursue innovative science that addresses unmet medical needs. Since founding the Company in 1988, Paul has brought remarkable leadership to the business and scientific strategies of the Company. The board is grateful to Paul for his dedicated service and extraordinary record of professional achievement as a chief executive officer. His ongoing commitment, and deep scientific and medical expertise, will continue to prove invaluable as we advance development programs that leverage our strengths as a dynamic biopharmaceutical company.”

“It has been an inspiring and gratifying experience for me to nurture Progenics from concept to commercial stage operation,” said Dr. Maddon. “I can think of no one better suited than Mark to lead Progenics into the next phase of its evolution. The other board members and I are delighted that Mark has accepted this appointment.”

“I am honored to lead Progenics forward in this capacity,” commented Mr. Baker. “I joined the Company in 2005 after a number of years as external legal counsel. I was enticed by the promise of the science, and by the remarkable caliber and commitment of its people. With our commercial product licensed to a promising marketing partner, and with additional therapeutic candidates in the pipeline, the future looks exciting and I am eager to drive the Company’s growth.”

About Mark R. Baker, chief executive officer

Mr. Baker, 56, joined Progenics in 2005 as senior vice president and general counsel and secretary, and has since served as executive vice president, president, and was appointed to the board of directors. Mr. Baker began his career in 1979 as a corporate lawyer with the law firm Dewey Ballantine in New York, where he was a partner and co-chairman of the capital markets group, among other positions, until 1997. From 1997 to 2001, he served ContiGroup Companies, Inc. (formerly Continental Grain Company), a privately held international agri-business and financial concern, as executive vice president, chief legal officer and secretary. Mr. Baker was chief business officer, secretary and a director of New York Water Taxi, a privately held passenger ferry operation, from 2003 to 2005. He holds an A.B. degree from Columbia College and a J.D. from the Columbia University School of Law.

About Paul J. Maddon, M.D., Ph.D., vice chairman, chief science officer and founder

Dr. Maddon, 51, is Progenics’ founder and has served in various capacities including chairman of the board, chief executive officer, president and chief science officer. A molecular virologist and immunologist by training, he has made seminal contributions to understanding viral entry and infection. Dr. Maddon serves as chair of the advisory committee of The Rockefeller University’s Science Outreach Program and is a member of Rockefeller’s University Council and the Bridges to Better Medicine Committee. Dr. Maddon serves as a trustee of Columbia University and is a member of the advisory committee of Columbia’s Science Honors Program. At Columbia, Dr. Maddon was graduated summa cum laude with a B.A. in biochemistry and was elected to Phi Beta Kappa. He received an M.D. from Columbia’s College of Physicians and Surgeons and a Ph.D. in biochemistry and molecular biophysics from its Graduate School of Arts and Sciences.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, USA, is a biopharmaceutical company with programs in gastroenterology, oncology and infectious diseases focused on innovative therapeutics for patients with debilitating conditions and life-threatening diseases. Progenics’ first commercialized therapy is RELISTOR® (methylnaltrexone bromide), a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Progenics has exclusively licensed Salix Pharmaceuticals, Ltd. to continue development and commercialization of RELISTOR in worldwide markets other than Japan, where Ono Pharmaceutical Co., Ltd. has an exclusive license to develop and commercialize subcutaneous RELISTOR. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage, novel antibodies to toxins produced by C. difficile bacteria.

Editors Note:

For more information, please visit www.progenics.com.

(PGNX-G)

Please Note: The information in this press release may contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, as well as in press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing this information as of this date and does not undertake any obligation to update or revise this information, whether as a result of new information, future events or circumstances or otherwise.